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                                   EXHIBIT I
                                TO SCHEDULE 13G



         The persons filing this statement are Lehman Brothers Inc., a registered Broker/Dealer and American Express Company, a parent holding company. The relevant subsidiaries are Lehman Brothers Inc. and IDS Financial Corporation.




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